EXHIBIT 22.1
                                                                    ------------


                           SUBSIDIARIES OF THE COMPANY

                            State or Jurisdiction
Name of Subsidiary            of Incorporation                 Percentage Owned
--------------------------------------------------------------------------------

Commodore Solution
Technologies, Inc.             Delaware                             100%

Commodore CFC
Technologies, Inc.             Delaware                             100%

CFC Technologies, Inc.         Ohio                                 100%

Commodore Advanced
Sciences, Inc.*                New Mexico                           100%

A.S. Environmental, Inc.*      Delaware                             100%

Commodore Remediation
Technologies, Inc.*            Delaware                             100%

Commodore Government
Environmental
Technologies, Inc.*            Delaware                             100%

Commodore Technologies, Inc.*  Ohio                                 100%

Sandpiper Properties, Inc.*    Ohio                                 100%

Environmental Alternatives,
Inc.*                          New Mexico                           100%

Advanced Sciences Integrated
Mexico, S.A. de C.V.*          Mexico                               100%

Advanced Sciences Integradas
S.A.*                          Argentina                            100%

CORT Technologies, Inc.*       Delaware                             100%

Commodore Refrigerant
Technologies, Inc.             Delaware                             100%

Commodore Nuclear, Inc.        Delaware                             100%

Dispute Resolution
Management, Inc.               Utah                                  81%


*  Wholly owned subsidiary of Commodore Solution Technologies, Inc.




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